EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 4, 2026

Centrus Reports Third Quarter 2026 Results

•Revenue of $55.5 million, compared to revenue of $74.9 million in Q3 2025
•GAAP net income of $31.6 million compared to GAAP net income of $3.9 million in Q3 2025
•Non-GAAP adjusted net loss(1) of $9.4 million, compared to non-GAAP adjusted net income(1) of $5.2 million in Q3 2025
•Grew contingent Low-Enriched Uranium (LEU) and High-Assay Low-Enriched Uranium (HALEU) enrichment backlog to $5.4 billion
•Enriching HALEU for the commercial market from existing 16-centrifuge cascade
•Completed manufacturing and began shipping centrifuges from Oak Ridge, Tennessee, ahead of year-end target
•Finalized contracts with all of the supply-chain deemed critical ahead of year-end target
•Completed first certified-for-construction package ahead of year-end target

BETHESDA, Md. - Centrus Energy Corp. (NYSE: LEU) (“Centrus” or the “Company”) today reported third quarter 2026 results. The Company reported net income of $31.6 million for the three months ended September 30, 2026, which is $1.53 (basic) and $1.41 (diluted) per common share. This translates to adjusted net loss(1) of $9.4 million for the three months ended September 30, 2026, which is adjusted EPS(1) loss of $0.46 (basic and diluted) per common share.

“The third quarter’s continued execution across all facets of our business primed Centrus to achieve a critical milestone: shipping the first new centrifuge to support our commercial-scale expansion,” said Centrus Energy President and CEO Amir Vexler.

“This achievement, along with us demonstrating that we have a complete manufacturing supply chain in place, was reached two months ahead of our ambitious schedule and puts us far ahead of the competition. And because that supply chain is unobligated, we are able to serve both the national security and commercial markets.”

“Furthermore, our recent acquisition of Westerman helps to derisk our build out and our overall business model. It will drive growth for both organizations through commercial and operational synergies while diversifying our business model. We are now focused on scaling up our supply chain as we begin manufacturing and shipping more centrifuges from Oak Ridge to Piketon.”

(1)A reconciliation of non-GAAP results are detailed in the Financial Results section. Additional information can be found in the materials on the Centrus investor relations website at https://investors.centrusenergy.com.

Financial Results

Centrus generated total revenue of $55.5 million and $74.9 million for the three months ended September 30, 2026 and 2025, respectively, a decrease of $19.4 million or 26%.

Revenue from the LEU segment was $31.8 million and $44.8 million for the three months ended September 30, 2026 and 2025, respectively, a decrease of $13.0 million or 29%. Uranium revenue decreased by $16.4 million quarter over quarter. The decrease in uranium sales is primarily attributable to a decrease in the volume of uranium sold. Separative work units (SWU) revenue increased by $3.4 million as a result of a 19% increase in the volume of SWU sold and a 10% increase in the average price of SWU sold.

Revenue from the Technical Solutions segment was $23.7 million and $30.1 million for the three months ended September 30, 2026 and 2025, respectively, a decrease of $6.4 million or 21%. The decrease in revenue was primarily attributable to a $10.2 million decrease in revenue generated by the HALEU production contract with the Department of Energy (“DOE”) signed in 2022 (“HALEU Operation Contract”), while the remaining change was related to other contracts.

Cost of sales for the LEU segment was $38.7 million and $52.6 million for the three months ended September 30, 2026 and 2025, respectively, a decrease of $13.9 million or 26%. Uranium costs decreased primarily as a result of a decrease in the volume of uranium sold. SWU costs increased as a result of a 28% increase in the average unit cost of SWU sold and a 19% increase in the volume of SWU sold.

Cost of sales for the Technical Solutions segment was $27.4 million and $26.6 million for the three months ended September 30, 2026 and 2025, respectively, an increase of $0.8 million or 3%. The increase was primarily attributable to an increase in costs related to customer contracts, partially offset by a $1.7 million decrease in costs incurred under the HALEU Operation Contract.

The Company recognized gross loss of $10.6 million and $4.3 million for the three months ended September 30, 2026 and 2025, respectively, an increase of $6.3 million or 147%.

Gross loss for the LEU segment was $6.9 million and $7.8 million for the three months ended September 30, 2026 and 2025, respectively, a decrease of $0.9 million or 12%. LEU customers generally have multi-year contracts that carry annual purchase commitments, not quarterly commitments. The gross loss in our LEU business varies based upon the timing of those contracts. The pricing applied to deliveries varies depending upon the market conditions at the time the contract was signed. The decrease for the three months ended September 30, 2026 was primarily due to the change in the composition of contracts quarter over quarter.

Gross margin for the Technical Solutions segment was a loss of $3.7 million and profit of $3.5 million for the three months ended September 30, 2026 and 2025, respectively, a decrease of $7.2 million or 206%. The decrease was primarily attributable to the HALEU Operation Contract.

Net income was $31.6 million and $3.9 million for the three months ended September 30, 2026 and 2025, respectively, an increase of $27.7 million or 710%. The increase was primarily driven by a $46.4 million gain recognized from the fair value adjustment of warrant liabilities during the current period and an increase of $4.0 million in investment income. The increase was partially offset by a $9.0 million decrease in income tax benefit and a $6.3 million increase in gross loss, a $3.7 million increase in selling, general and administrative expenses, and a $3.0 million increase in advanced technology costs.

Backlog

The Company’s backlog across both segments is $7.0 billion as of September 30, 2026 and extends to 2040. Our LEU segment backlog as of September 30, 2026 is approximately $6.2 billion. The LEU backlog is the estimated aggregate dollar amount of revenue for future SWU and uranium deliveries primarily under medium and long-term contracts with fixed commitments and approximately $5.4 billion in contingent LEU and HALEU sales commitments, $5.1 billion of which are under definitive agreements, in support of potential construction of LEU and HALEU production capacity at the Piketon, Ohio facility. The contingent sales commitments tend to relate to achievement of operational milestones. Our Technical Solutions segment backlog is approximately $0.8 billion as of September 30, 2026, and includes both funded amounts (services for which funding has been both authorized and appropriated by the customer), unfunded amounts (services for which funding has not been appropriated), and unexercised options. The current DOE budget proposed for fiscal year 2027 does not include further funding for the operation of the HALEU cascade under the HALEU Operation Contract, which represents approximately $0.8 billion of the Technical Solutions backlog as of September 30, 2026. Separately, DOE has communicated that it does not currently intend to exercise further options under the HALEU Operation Contract.

2026 Outlook

The Company is updating some of its financial and operational guidance for the full year 2026 based on information available to the Company at the time of this release. This includes Centrus having:
•completed the manufacturing of its first centrifuge ahead of year-end target;
•finalized contracts with all of the supply-chain deemed critical ahead of year-end target; and
•completed the first certified-for-construction package ahead of year-end target.

Financial 2026 Outlook
For the full year 2026, on a consolidated basis, Centrus expects:
•Total revenue to be in the range of $450 million to $500 million
•Total capital deployment to be in the range of $350 million to $500 million, driven by increased investment in the Company’s industrial build out related to its centrifuge manufacturing

Operational 2026 Outlook
For the full year 2026, on a consolidated basis, Centrus expects to:
•Hire at least 100 net new employees for its Oak Ridge, Tennessee, facility
•Hire at least 175 net new employees for its Piketon, Ohio, facility up from 100 net new employee hires

The Company’s 2026 guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between this guidance and the ultimate results. This includes the assumption of no significant change in restrictions in our ability to receive and sell Russian LEU or other uranium products, no significant economic disruptions or downturns, the successful implementation of our planned expansion projects, and that current business operations will continue on an ongoing basis.

About Centrus Energy Corp.

Centrus Energy is a trusted American supplier of nuclear fuel and services for the nuclear power industry, helping meet the growing need for clean, affordable, carbon-free energy. Since 1998, the Company has provided its utility customers with more than 1,850 reactor years of fuel, which is equivalent to more than 7 billion tons of coal.

With world-class technical and engineering capabilities, Centrus is pioneering production of High-Assay, Low-Enriched Uranium and is leading the effort to restore America’s uranium enrichment capabilities at scale so that we can meet our clean energy, energy security, and national security needs. Find out more at www.centrusenergy.com or follow us on LinkedIn and X.

Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions with respect to future events and operational, economic and financial performance. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control and which may be exacerbated by any worsening of the global business and economic environment including but not limited to, risks and uncertainties related to the following:

•our ability to obtain a long-term extension of our existing lease for Piketon from the DOE on acceptable terms or at all, including the potential need to delay, scale back, or abandon our planned expansion of LEU and HALEU enrichment capacity in Piketon and to recognize a significant non-cash charge relating to capitalized improvements at Piketon;
•the war in Ukraine and other geopolitical conflicts, including the resulting bans, laws, tariffs, sanctions or other government measures, and actions by third parties, including contractual counterparties, as a result of such conflicts that could directly or indirectly impact our ability to obtain, deliver, transport, sell or collect payment for, LEU or the SWU and natural uranium hexafluoride components of LEU;
•our reliance on third-party suppliers to provide essential products and services to us;
•restrictions on imports and exports, including those imposed under the RSA, and related to international trade legislation;
•our government contracts, including related to government shutdowns, changes to the U.S. government’s appropriated funding levels for HALEU and the government’s inability to satisfy its obligations;
•our receipt of additional task orders under the HALEU Production Contract, LEU Production Contract and HALEU Deconversion Contract and, if awarded, the nature, timing and amount thereof;
•our ability to obtain new contracts or funding to be able to continue operations;
•whether or when government demand for HALEU or LEU for government or commercial uses will materialize and at what level;
•the impact and potential extended duration of a supply/demand imbalance in the market for LEU;
•significant competition from major LEU producers, including foreign competitors, who may be less cost sensitive than we are;
•limitations on our ability to compete in foreign markets;
•pricing trends and demand in the uranium and enrichment markets, especially in light of the potential of limited supply and our dependence on others for deliveries of LEU;
•our ability to successfully implement our planned expansion projects in Piketon, Ohio and Oak Ridge, Tennessee, including our ability to raise the capital necessary for such projects;
•our ability to successfully integrate artificial intelligence technologies into our operations;
•our ability to realize the anticipated benefits of acquisitions, including our acquisition of Westerman, and risks associated with acquisitions, including integration difficulties, unknown liabilities, additional costs and dilution;
•natural and other disasters;
•pandemics and other health crises;
•the fact that our revenue is largely dependent on our largest customers and our sales backlog;
•our long-term liabilities, including our postretirement health and life benefit obligations, our 0% Convertible Notes and our 2.25% Convertible Notes;
•failures or security, including cybersecurity, breaches of our information technology systems; and

•the impact of, or changes to, government regulation and policies or interpretation of laws or regulations, including by the SEC, DOE, DOC and the NRC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this news release and in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2025, under Part II, Item 1A - “Risk Factors” in our Quarterly report on Form 10-Q for the quarter ended March 31, 2026, under Part II, Item 1A - “Risk Factors” in our Quarterly report on Form 10-Q for the quarter ended June 30, 2026, and the Risk Factors in our Form S-3 Shelf Registration filed with the SEC on November 2, 2026, and our filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law.

Contacts:

Investors and Media: Neal Nagarajan at NagarajanNK@centrusenergy.com

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited; in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Separative work units	$14.1	$10.7	$155.7	$187.7
Uranium	17.7	34.1	74.1	34.1
Technical solutions	23.7	30.1	78.5	80.7
Total revenue	55.5	74.9	308.3	302.5
Cost of Sales:
Separative work units and uranium	38.7	52.6	157.2	147.7
Technical solutions	27.4	26.6	80.3	72.3
Total cost of sales	66.1	79.2	237.5	220.0
Gross (loss) profit	(10.6)	(4.3)	70.8	82.5
Advanced technology costs	4.7	1.7	34.4	8.0
Selling, general and administrative	13.2	9.5	49.4	31.2
Amortization of intangible assets	1.2	1.1	5.5	5.9
Operating (loss) income	(29.7)	(16.6)	(18.5)	37.4
Nonoperating components of net periodic benefit loss	1.0	1.0	3.0	2.9
Interest expense	3.9	3.4	12.1	9.9
Investment income	(16.9)	(12.9)	(50.2)	(28.2)
Extinguishment of long-term debt	—	—	—	(11.8)
Gain on change in fair value of warrant liability	(46.4)	—	(46.4)	—
Other (income) expense, net	—	(0.1)	0.2	—
Income (loss) before income taxes	28.7	(8.0)	62.8	64.6
Income tax (benefit) expense	(2.9)	(11.9)	4.4	4.6
Net income and comprehensive income	$31.6	$3.9	$58.4	$60.0

Net income per share:
Basic	$1.53	$0.21	$2.91	$3.40
Diluted	$1.41	$0.19	$2.63	$3.16
Average number of common shares outstanding (in thousands):
Basic	20,632	18,317	20,098	17,672
Diluted	22,412	20,677	22,239	18,965

CENTRUS ENERGY CORP.
NON-GAAP ADJUSTED OPERATING (LOSS) INCOME, ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER SHARE RECONCILIATION TABLE

The Company measures Operating (Loss) Income, Net Income and Net Income per Share on a GAAP basis, on a normalized basis (“Normalized Operating (Loss) Income”, “Normalized Net Income (Loss)” and “Normalized Net Income (Loss) per Share”), and on an adjusted basis (“Adjusted Operating (Loss) Income”, “Adjusted Net Income (Loss)” and “Adjusted Net Income (Loss) per Share”) to exclude (i) the gain on the change of fair value of the warrant liability, (ii) short-term, non-capitalizable costs related to the expansion of our operations in Piketon, Ohio and Oak Ridge, Tennessee to scale up uranium enrichment operations (“Growth Costs”) and (iii) stock-based compensation.

Normalized earnings exclude the revaluation of the Warrant Liability, which is included as Gain on Change in Fair Value of Warrant Valuation on the Condensed Consolidated Statements of Operations and Comprehensive Income. We are also adjusting for the one-time expenses related to the issuance of the warrants, which were included as Selling, General and Administrative expense on the Condensed Consolidated Statements of Operations and Comprehensive Income.

Adjusted earnings further exclude Growth Costs and stock-based compensation. Growth Costs relate to the initial phase of our expansion projects (e.g. manufacturing readiness and the training and onboarding of new employees) and are included as Advanced Technology Costs on the Condensed Consolidated Statements of Operations and Comprehensive Income. The Company expects to stop expensing Growth Costs as costs related to our expansion projects become capitalizable. We incur expense related to stock-based compensation which are included as Selling, General and Administrative expense on the Condensed Consolidated Statements of Operations and Comprehensive Income.

We believe Adjusted Operating (Loss) Income, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share, which are non-GAAP financial measures, provide investors with additional understanding of the Company’s overall financial performance as well as its strategic financial planning analysis and period-to-period comparability. These metrics are useful to investors because they reflect how management evaluates the Company’s ongoing operating performance from period-to-period after removing certain transactions and activities that affect comparability of the metrics and are not reflective of the Company’s core operations.

Our calculation of Adjusted Operating (Loss) Income, Adjusted Net Income, and Adjusted Net Income per Share may not be comparable to similarly named measures reported by other companies.

The following tables present a reconciliation of the Operating (Loss) Income, the most directly comparable GAAP measure, to Adjusted Operating (Loss) Income, a reconciliation of the Net Income, the most directly comparable GAAP measure, to Adjusted Net Income, and a reconciliation of the Net Income Per Share, the most directly comparable GAAP measure, to Adjusted Net Income Per Share, for each of the periods indicated:

Three Months Ended September 30, 2026 Compared with Three Months Ended September 30, 2025

	Three Months Ended September 30, 2026
	GAAP	Warrant	Normalized (Non-GAAP)	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)
Gross loss	$(10.6)	$—	$(10.6)	$—	$—	$(10.6)
Advanced technology costs	4.7	—	4.7	(2.4)	—	2.3
Selling, general and administrative	13.2	(4.6)	8.6	—	1.3	9.9
Amortization of intangible assets	1.2	—	1.2	—	—	1.2
Operating loss	(29.7)	4.6	(25.1)	2.4	(1.3)	(24.0)
Nonoperating components of net periodic benefit loss	1.0	—	1.0	—	—	1.0
Interest expense	3.9	—	3.9	—	—	3.9
Investment income	(16.9)	—	(16.9)	—	—	(16.9)
Gain on change in fair value of warrant liability	(46.4)	46.4	—	—	—	—
Income (loss) before income taxes	28.7	(41.8)	(13.1)	2.4	(1.3)	(12.0)
Income tax benefit	(2.9)	—	(2.9)	0.6	(0.3)	(2.6)
Net income (loss) and comprehensive income (loss)	$31.6	$(41.8)	$(10.2)	$1.8	$(1.0)	$(9.4)

Net income (loss) per share:
Basic	$1.53		$(0.49)			$(0.46)
Diluted	$1.41		$(0.49)			$(0.46)
Average number of common shares outstanding (in thousands):
Basic	20,632		20,632			20,632
Diluted	22,412		20,632			20,632

	Three Months Ended September 30, 2025
	GAAP	Warrant	Normalized (Non-GAAP)	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)
Gross loss	$(4.3)	$—	$(4.3)	$—	$—	$(4.3)
Advanced technology costs	1.7	—	1.7	(1.1)	—	0.6
Selling, general and administrative	9.5	—	9.5	—	(0.6)	8.9
Amortization of intangible assets	1.1	—	1.1	—	—	1.1
Operating loss	(16.6)	—	(16.6)	1.1	0.6	(14.9)
Nonoperating components of net periodic benefit loss	1.0	—	1.0	—	—	1.0
Interest expense	3.4	—	3.4	—	—	3.4
Investment income	(12.9)	—	(12.9)	—	—	(12.9)
Other income, net	(0.1)	—	(0.1)	—	—	(0.1)
Loss before income taxes	(8.0)	—	(8.0)	1.1	0.6	(6.3)
Income tax benefit	(11.9)	—	(11.9)	0.2	0.2	(11.5)
Net income and comprehensive income	$3.9	$—	$3.9	$0.9	$0.4	$5.2

Net income per share:
Basic	$0.21		$0.21			$0.28
Diluted	$0.19		$0.19			$0.25
Average number of common shares outstanding (in thousands):
Basic	18,317		18,317			18,317
Diluted	20,677		20,677			20,677

Nine Months Ended September 30, 2026 Compared with Nine Months Ended September 30, 2025

	Nine Months Ended September 30, 2026
	GAAP	Warrant	Normalized (Non-GAAP)	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)
Gross profit	$70.8	$—	$70.8	$—	$—	$70.8
Advanced technology costs	34.4	—	34.4	(30.0)	—	4.4
Selling, general and administrative	49.4	(4.6)	44.8	—	(16.8)	28.0
Amortization of intangible assets	5.5	—	5.5	—	—	5.5
Operating (loss) income	(18.5)	4.6	(13.9)	30.0	16.8	32.9
Nonoperating components of net periodic benefit loss	3.0	—	3.0	—	—	3.0
Interest expense	12.1	—	12.1	—	—	12.1
Investment income	(50.2)	—	(50.2)	—	—	(50.2)
Gain on change in fair value of warrant liability	(46.4)	46.4	—	—	—	—
Other expense, net	0.2	—	0.2	—	—	0.2
Income before income taxes	62.8	(41.8)	21.0	30.0	16.8	67.8
Income tax expense	4.4	—	4.4	6.8	3.8	15.0
Net income and comprehensive income	$58.4	$(41.8)	$16.6	$23.2	$13.0	$52.8

Net income per share:
Basic	$2.91		$0.83			$2.63
Diluted	$2.63		$0.75			$2.37
Average number of common shares outstanding (in thousands):
Basic	20,098		20,098			20,098
Diluted	22,239		22,239			22,239

	Nine Months Ended September 30, 2025
	GAAP	Warrant	Normalized (Non-GAAP)	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)
Gross profit	$82.5	$—	$82.5	$—	$—	$82.5
Advanced technology costs	8.0	—	8.0	(5.5)	—	2.5
Selling, general and administrative	31.2	—	31.2	—	(5.3)	25.9
Amortization of intangible assets	5.9	—	5.9	—	—	5.9
Operating income	37.4	—	37.4	5.5	5.3	48.2
Nonoperating components of net periodic benefit loss	2.9	—	2.9	—	—	2.9
Interest expense	9.9	—	9.9	—	—	9.9
Investment income	(28.2)	—	(28.2)	—	—	(28.2)
Extinguishment of long-term debt	(11.8)	—	(11.8)	—	—	(11.8)
Gain on change in fair value of warrant liability	—	—	—	—	—	—
Other expense, net	—	—	—	—	—	—
Income before income taxes	64.6	—	64.6	5.5	5.3	75.4
Income tax expense	4.6	—	4.6	1.2	1.3	7.1
Net income and comprehensive income	$60.0	$—	$60.0	$4.3	$4.0	$68.3

Net income per share:
Basic	$3.40		$3.40			$3.86
Diluted	$3.16		$3.16			$3.60
Average number of common shares outstanding (in thousands):
Basic	17,672		17,672			17,672
Diluted	18,965		18,965			18,965

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended September 30,
	2026	2025
OPERATING
Net income	$58.4	$60.0
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	6.8	6.9
Gain on change in fair value of warrant liability	(46.4)	—
Deferred tax assets	4.2	3.6
Equity-related compensation	16.8	5.3
Revaluation of inventory borrowings	(0.6)	4.1
Gain on extinguishment of 8.25% Notes	—	(11.8)
Amortization of debt issuance costs and discount	4.0	—
Other reconciling adjustments, net	0.3	2.1
Changes in operating assets and liabilities:
Accounts receivable	3.9	19.2
Inventories	106.9	(317.2)
Inventories owed to customers and suppliers	(138.7)	222.8
Other current assets	0.3	0.2
Accounts payable and other liabilities	(8.1)	(4.5)
Payables under inventory purchase agreements	23.3	126.4
Deferred revenue and advances from customers, net of deferred costs	(37.4)	(12.5)
Pension and postretirement benefit liabilities	(4.5)	(4.9)
Other changes, net	(0.3)	(0.3)
Cash (used in) provided by operating activities	(11.1)	99.4

INVESTING
Capital expenditures	(226.4)	(10.1)
Cash used in investing activities	(226.4)	(10.1)

FINANCING
Proceeds from the issuance of common stock, net	53.9	139.7
Proceeds from the issuance of 0% Convertible Senior Notes, net	—	782.4
Proceeds from the issuance of common stock, pre-funded warrants, and common warrants, net	493.8	—
Common stock withheld for tax obligations under stock-based compensation plan	(0.7)	(2.9)
Payment of interest classified as debt	—	(3.5)
Payment of principal to redeem 8.25% Notes	—	(74.3)
Cash provided by financing activities	547.0	841.4

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.2)	(0.1)

Increase in cash, cash equivalents and restricted cash	309.3	930.6
Cash, cash equivalents and restricted cash, beginning of period	1,960.1	704.0
Cash, cash equivalents and restricted cash, end of period	$2,269.4	$1,634.6

	Nine Months Ended September 30,
	2026	2025

Supplemental cash flow disclosures:
Cash paid for interest	$4.5	$4.4
Cash paid for income taxes
Federal	$—	$—
State	$0.4	$0.4
Foreign	$—	$—

Non-cash activities:
Adjustment of right to use lease assets from lease modification	$0.5	$1.3
Property, plant and equipment included in accounts payable and accrued liabilities	$60.2	$2.2
Equity issuance costs included in accounts payable and accrued liabilities	$0.4	$—
Reclassification of equity-based compensation from equity to liability	$0.8	$—

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,236.1	$1,957.2
Accounts receivable	26.8	30.7
Inventories	177.7	322.9
Deferred costs associated with deferred revenue	33.2	40.9
Other current assets	11.7	11.9
Total current assets	2,485.5	2,363.6
Property, plant and equipment, net of accumulated depreciation of $7.9 million and $6.7 million as of September 30, 2026 and December 31, 2025, respectively	312.9	29.5
Deposits for financial assurance	33.1	2.7
Intangible assets, net	15.7	21.2
Deferred tax assets	17.7	21.9
Other long-term assets	6.7	7.0
Total assets	$2,871.6	$2,445.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$107.6	$41.6
Payables under inventory purchase agreements	41.8	18.5
Inventories owed to customers and suppliers	54.0	192.7
Deferred revenue and advances from customers, current	85.3	131.1
Short-term inventory loans	—	38.9
Current debt	—	—
Total current liabilities	288.7	422.8
Long-term debt	1,178.8	1,174.8
Warrant liability	220.4	—
Postretirement health and life benefit obligations	68.1	72.2
Pension benefit liabilities	2.9	3.0
Deferred revenue and advances from customers, noncurrent	0.7	—
Other long-term liabilities	6.9	8.0
Total liabilities	1,766.5	1,680.8

Stockholders’ equity:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 19,733,908 and 18,945,365 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	2.0	1.9
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	0.1	0.1
Excess of capital over par value	1,044.0	762.3
Retained earnings	59.9	1.5
Accumulated other comprehensive loss	(0.9)	(0.7)
Total stockholders’ equity	1,105.1	765.1
Total liabilities and stockholders’ equity	$2,871.6	$2,445.9